As filed with the Securities and Exchange Commission on May 3, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

________________________

SHENANDOAH TELECOMMUNICATIONS COMPANY
(Exact name of registrant as specified in its charter)

Virginia	54-1162807
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 Shentel Way P.O. Box 459 Edinburg, Virginia	22824
(Address of Principal Executive Offices)	(Zip Code)

Shenandoah Telecommunications Company 2024 Equity Incentive Plan

(Full title of the plan)

Derek C. Rieger
Vice President – Legal, General Counsel and Corporate Secretary
500 Shentel Way
Edinburg, VA 22824
(Name and address of agent for service)

(540) 984-4141

(Telephone number, including area code, of agent for service)

Copy to:

Steven M. Haas

Mayme B. F. Donohue

Hunton Andrews Kurth LLP
Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219
(804) 788-7217

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company Emerging growth company	☐ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Shenandoah Telecommunications Company, a Virginia corporation (the “Company” or “Registrant”), relating to 3,000,000 shares of common stock, no par value per share (the “Common Stock”), issuable under the Shenandoah Telecommunications Company 2024 Equity Incentive Plan (the “Plan”). The Plan was approved by vote of the shareholders of the Registrant at the Company’s 2024 annual meeting of stockholders on April 30, 2024. This Registration Statement is being filed to register the shares issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required in Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(2), the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall make available, without charge, upon written or oral request, additional copies of documents required to be delivered to participants pursuant to Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to applicable securities laws and regulations, the Registrant incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission, which shall be deemed a part hereof:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 21, 2024;

(2)	The information in the Definitive Proxy Statement for the Registrant’s 2024 Annual Meeting of Shareholders filed with the Commission on March 14, 2024 that is incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

(3)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 3, 2024;

(4)	The Registrant’s Current Reports on Form 8-K as filed with the Commission on March 1, 2024, March 29, 2024, April 1, 2024 and May 1, 2024 (in each case, other than information furnished under Item 2.02 and Item 7.01 therein) and the Registrant’s Current Report on Form 8-K/A as filed with the Commission on April 4, 2024 (other than information furnished under Item 7.01 therein); and

(5)	The description of the Common Stock contained in a registration statement filed by the Registrant, which description has been incorporated by reference into Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year end December 31, 2023, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits, and the Registrant's Articles of Incorporation require, indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the Company carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability for damages of directors and officers in any proceeding brought by or in the right of the Company or brought by or on behalf of stockholders of the Company, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. The Registrant’s Articles of Incorporation eliminate liability for damages of its directors or officers, as permitted in Section 13.1-692.1, except for liability resulting from any such person having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

A list of exhibits included in this Registration Statement is set forth on the Exhibit Index and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Shenandoah Telecommunications Company (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-Q filed on October 31, 2019, File No. 000-09881).

4.2	Articles of Amendment to Amended and Restated Articles of Incorporation of Shenandoah Telecommunications Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on May 1, 2024, File No. 000-09881)

4.3	Amended and Restated Bylaws of Shenandoah Telecommunications Company (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on May 1, 2024, File No. 000-09881).

5.1*	Opinion of Hunton Andrews Kurth LLP.

23.1*	Consent of RSM US LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Hunton Andrews Kurth LLP (included as part of Exhibit 5.1).

99.1	Shenandoah Telecommunications Company 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on May 1, 2024, File No. 000-09881).

107.1*	Filing Fee Table.

______________________

*	Incorporated herein by reference as indicated.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edinburg, Commonwealth of Virginia, on May 3, 2024.

SHENANDOAH TELECOMMUNICATIONS COMPANY

By:	/s/ James J. Volk
James J. Volk,
Senior Vice President- Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher E. French, James J. Volk and Derek C. Rieger, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements (including, without limitation, post-effective amendments) to this Registration Statement on Form S-8 and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2024.

Signature	Title

/s/ Christopher E. French	Director (Chairman); President and Chief Executive Officer (principal executive officer)
Christopher E. French

/s/ James J. Volk	Senior Vice President and Chief Financial Officer (principal financial officer)
James J. Volk

/s/ Dennis A. Romps	Vice President and Chief Accounting Officer (principal accounting officer)
Dennis A. Romps

/s/ Tracy Fitzsimmons	Director (Vice Chairman and Lead Independent Director)
Tracy Fitzsimmons

/s/ Thomas A. Beckett	Director
Thomas A. Beckett

/s/ John W. Flora	Director
John W. Flora

/s/ Richard L. Koontz Jr.	Director
Richard L. Koontz Jr.

/s/ Victor C. Barnes	Director
Victor C. Barnes

/s/ Kenneth L. Quaglio	Director
Kenneth L. Quaglio

/s/ Leigh Ann Schultz	Director
Leigh Ann Schultz

/s/ James F. DiMola	Director
James F. DiMola

/s/ Matthew S. DeNichilo	Director
Matthew S. DeNichilo